Exhibit 99.1
March 31, 2009
PRIME GROUP REALTY TRUST REPORTS FOURTH QUARTER AND YEAR 2008 RESULTS
CHICAGO, Illinois. March 31, 2009 – Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the fourth quarter and year ended December 31, 2008. Net loss available to common shareholders, after the allocation of $2.25 million in quarterly dividends to the preferred shareholders was $10.4 million or $43.81 per share for the fourth quarter of 2008 as compared to net loss of $60.6 million or $256.45 per share for the fourth quarter of 2007. Excluding the non-cash allocation of losses from the June 2007 investment in a membership interest in an entity that owns extended-stay hotel properties, fourth quarter 2007 net loss was $12.4 million or $52.32 per share.
Revenue for the fourth quarter of 2008 was $15.1 million, a decrease of $1.0 million compared to fourth quarter 2007 revenue of $16.1 million, primarily due to reduced leasing commissions earned from our taxable REIT subsidiary.
The results of the Company’s operations compared to the fourth quarter of 2007, before minority interest, were also affected by:
•	a $48.3 million decrease in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in the entity that owns extended-stay hotel properties,
•	a $3.2 million decrease in losses to minority interests in excess of basis, and
•	a $1.5 million decrease in interest expense primarily due to the retirement of debt.
Net loss available to common shareholders, after the allocation of $9.0 million in annual dividends to the preferred shareholders, was $82.3 million or $348.17 per share for the year 2008, as compared to $68.0 million or $287.62 per share for the year 2007. Excluding the non-cash allocation of losses from the investment in the entity that owns extended-stay hotel properties, net loss was $22.0 million or $93.00 per share for the year 2008, as compared to $18.3 million or $77.51 per share for the year 2007.
Revenue for calendar year 2008 was $64.8 million, a decrease of $8.4 million from 2007 revenue of $73.2 million, primarily due to reduced rental income as a result of the expiration of leases at certain of our properties.
The results of the Company’s operations compared to the year 2007, before minority interest, were also affected by:
•	a $45.5 million increase in allocations of losses to minority interests,
•
a $13.6 million increase in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in the entity that owns extended-stay hotel properties, and

•	a $5.6 million and $1.6 million non-cash charge in provision for asset impairments.

and the foregoing was partially offset by:
•
a $39.2 million increase in gain on sales of real estate and joint venture interests due to the sale of our joint venture interest in The United Building and the sale of Floors 2-13 at our 330 N. Wabash Avenue property during 2008, and

•	a $3.0 million decrease in interest expense in 2008 primarily due to the retirement of debt.
About Prime Group Realty Trust
Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.5 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.5 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
About the Lightstone Group
The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Beacon Management, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 22,000 multifamily units and approximately 20 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Employing approximately 14,000 staff and professionals, The Lightstone Group maintains its corporate headquarters in New York with regional offices in New Jersey, Maryland, Illinois and South Carolina. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson President and Chief Executive Officer 312/917-1300	Paul G. Del Vecchio Executive Vice President—Capital Markets 312/917-1300

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Three	Three
	months	months
	December 31	December 31
	2008	2007
Revenue:
Rental	$8,419	$8,554
Tenant reimbursements	4,952	4,619
Other property revenues	1,473	1,816
Services Company revenue	302	1,148

Total revenue	15,146	16,137

Expenses:
Property operations	5,774	5,961
Real estate taxes	2,635	2,839
Depreciation and amortization	5,915	6,139
General and administrative	1,936	1,321
Services Company operations	397	853

Total expenses	16,657	17,113

Operating loss	(1,511)	(976)
Income (loss) from investments in unconsolidated joint ventures	1	(48,274)
Interest and other income	651	729
Interest:
Expense	(7,889)	(9,380)
Amortization of deferred financing costs	(835)	(228)
Distributions and losses to minority partners in excess of basis	(6,978)	(10,172)

Loss from continuing operations before minority interests	(16,561)	(68,301)
Minority interests	8,437	9,906

Loss from continuing operations	(8,124)	(58,395)
Discontinued operations, net of minority interests of $(1,457) and $241 for the quarters ended December 31, 2008 and 2007, respectively	13	(2)

Net loss	(8,111)	(58,397)
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net loss available to common shareholders	$(10,361)	$(60,647)

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(43.87)	$(256.44)
Discontinued operations, net of minority interests	0.06	(0.01)

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(43.81)	$(256.45)

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Year	Year
	ended	ended
	December 31	December 31
	2008	2007
Revenue:
Rental	$34,464	$39,451
Tenant reimbursements	23,015	23,459
Other property revenues	6,198	6,905
Services Company revenue	1,163	3,359

Total revenue	64,840	73,174

Expenses:
Property operations	23,067	24,399
Real estate taxes	11,525	13,638
Depreciation and amortization	21,084	26,792
General and administrative	6,873	6,210
Services Company operations	1,484	2,835
Provision for asset impairment	1,600	—

Total expenses	65,633	73,874

Operating loss	(793)	(700)
Loss from investments in unconsolidated joint ventures	(60,343)	(49,687)
Provision for asset impairment from unconsolidated joint ventures	(5,633)	—
Interest and other income	1,271	2,764
Interest:
Expense	(30,085)	(33,088)
Amortization of deferred financing costs	(2,244)	(907)
Gain on sales of real estate and joint venture interests	39,194	—
Recovery of distributions and losses to minority partners in excess of basis	14,222	—
Distributions and losses to minority partners in excess of basis	(20,293)	(14,222)

Loss from continuing operations before minority interests	(64,704)	(95,840)
Minority interests	(8,660)	36,805

Loss from continuing operations	(73,364)	(59,035)
Discontinued operations, net of minority interests of $(3,109) and $(1,903) for the years ended December 31, 2008 and 2007 respectively	28	17

Net loss	(73,336)	(59,018)
Net income allocated to preferred shareholders	(9,000)	(9,000)

Net loss available to common shareholders	$(82,336)	$(68,018)

Basic and diluted earnings available to common shares per weighted–average common share:
Loss from continuing operations after minority interests and allocation to preferred shareholders	$(348.29)	$(287.69)
Discontinued operations, net of minority interests	0.12	0.07

Net loss available per weighted–average common share of beneficial interest – basic and diluted	$(348.17)	$(287.62)

PRIME GROUP REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)

	December 31	December 31
	2008	2007
Assets
Real estate:
Land	$66,758	$74,554
Building and improvements	290,917	305,138
Tenant improvements	39,151	42,048
Furniture, fixtures and equipment	1,142	1,080

	397,968	422,820
Accumulated depreciation	(47,790)	(41,655)

	350,178	381,165
In–place lease value, net	5,357	9,116
Above–market lease value, net	4,522	8,148

	360,057	398,429

Property held for sale	83,763	92,219
Investments in unconsolidated entities	6	87,741
Cash and cash equivalents	15,419	37,893
Receivables, net of allowance for doubtful accounts of $843 and $1,074 at December 31, 2008 and 2007, respectively:
Tenant	1,375	342
Deferred rent	9,858	7,047
Other	1,032	1,194
Restricted cash escrows	33,788	36,612
Deferred costs, net	15,560	9,828
Other	800	611

Total assets	$521,658	$671,916

Liabilities and Shareholders’ Equity
Mortgage notes payable	$385,699	$501,727
Mortgage notes payable related to property held for sale	62,172	66,183
Liabilities related to property held for sale	14,135	11,111
Accrued interest payable	2,653	1,809
Accrued real estate taxes	13,266	15,029
Accrued tenant improvement allowances	6,674	9,779
Accrued environmental remediation liabilities	7,839	4,467
Accounts payable and accrued expenses	8,965	6,405
Liabilities for leases assumed	3,279	3,958
Below–market lease value, net	4,272	6,083
Dividends payable	—	2,250
Other	6,736	6,758

Total liabilities	515,690	635,559
Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B – Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid–in capital	159,946	109,039
Distributions in excess of earnings	(154,020)	(72,724)

Total shareholders’ equity	5,968	36,357

Total liabilities and shareholders’ equity	$521,658	$671,916